Exhibit 99.1

Rosetta Stone Names Proven Leader

Stephen Swad as Chief Financial Officer

Arlington, VA (October 13, 2010) — Rosetta Stone Inc. (NYSE:RST), a leading provider of technology-based language-learning solutions, announced today that Stephen Swad will join the management team as chief financial officer effective November 9, 2010.  Reporting directly to Tom Adams, the chief executive officer of Rosetta Stone, Swad, 49, will be responsible for Rosetta Stone’s finance and investor relations functions.  Swad, who has previously served as CFO at Comverse Technology, Fannie Mae and AOL, brings extensive experience in finance and the technology sector to his new role.

“We’re delighted to have an executive of Steve’s caliber join Rosetta Stone,” said Tom Adams, CEO of Rosetta Stone.  “He is a gifted CFO, with strong public-company experience — and he brings a business operations perspective to everything he does.  Having been a CFO at a Fortune 500 high technology company, combined with his broad experience at complex, fast-paced environments, we are confident that Steve will contribute broadly to our financial operations and business strategy.”

“I’m excited to join Rosetta Stone at this point in their evolution,” Swad said.  “The company addresses a global market sized at over $80 billion, offering the best available technology-based solutions for learning languages.  Their latest advances are not only helping people learn through socialization, they are also strengthening the company’s business model.  I’m confident that this talented team of innovators has the skills and drive to capitalize on a tremendous opportunity to grow globally, extending the company’s reach across markets and around the world.  I look forward to partnering with Tom and the leadership team to create value for all of our stakeholders.”

In September, the company introduced Rosetta Stone® Version 4 TOTALe™, the innovative language-learning solution that pairs trusted Rosetta Stone software with an entirely new online experience. This allows people to ‘awaken’ their natural ability to learn a new language. Version 4 TOTALe works through effective software and online activities that encourage customers to interact safely with native speakers and other learners, at their own level, to use their newly acquired skills.

About Rosetta Stone

Rosetta Stone Inc. is changing the way the world learns languages. Rosetta Stone provides interactive solutions that are acclaimed for the power to unlock the natural language-learning ability in everyone. Available in more than 30 languages, Rosetta Stone language-learning solutions are used by schools, organizations and millions of individuals in over 150 countries throughout the world. The company was founded in 1992 on the core beliefs that learning a language should be natural and instinctive and that interactive technology can replicate and activate the immersion method powerfully for learners of any age. The company is based in Arlington, Va. For more information, visit RosettaStone.com.

Rosetta Stone and TOTALe are either registered trademarks or trademarks of Rosetta Stone Ltd.

Investor Contact:	Media Contact:
Investor Relations	Reilly Brennan
ir@rosettastone.com	rbrennan@rosettastone.com
703.522.9970	703.387.5863